SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report	July 26, 2004
(Date of earliest event reported)

Protection One, Inc.	Protection One Alarm Monitoring, Inc.
(Exact Name of Registrant as Specified in Charter)	(Exact Name of Registrant as Specified in Charter)

Delaware	Delaware
(State or Other Jurisdiction of Incorporation)	(State or Other Jurisdiction of Incorporation)

1-12181-01	1-12181
(Commission File Number)	(Commission File Number)

93-1063818	93-1065479
(I.R.S. Employer Identification No.)	(I.R.S. Employer Identification No.)

818 S. Kansas Avenue Topeka, Kansas 66612	818 S. Kansas Avenue Topeka, Kansas 66612
(Address of Principal Executive Offices, Including Zip Code)	(Address of Principal Executive Offices, Including Zip Code)

(785) 575-1707	(785) 575-1707
(Registrant’s Telephone Number, Including Area Code)	(Registrant’s Telephone Number, Including Area Code)

Item 5. Other Events.

On July 26, 2004, Protection One, Inc. (the “Company”) reached an agreement to further extend the standstill agreements among the Company, Protection One Alarm Monitoring, Inc. (“POAMI”), Network Multi-Family Security Corporation, POI Acquisition, L.L.C., POI Acquisition I, Inc. and Quadrangle Master Funding Ltd.  The terms of the new extensions require the applicable Quadrangle Group LLC affiliate(s), under certain conditions, to continue to forbear until August 2, 2004 from (i) exercising any rights and taking any enforcement and collection actions as a result of the occurrence of specified defaults under the revolving credit facility and (ii) exercising any rights to which such affiliate is entitled as a result of its equity ownership in the Company.  Thereafter, the term of the standstill agreements shall be automatically extended for three consecutive one week periods unless the Quadrangle Group LLC affiliate(s) deliver a written notice to the Company.  The extension agreements are attached hereto as Exhibits 10.1 and 10.2, respectively.

Also, on June 29, 2004, POAMI made the semi-annual interest payment of approximately $2 million on the outstanding $29.9 million aggregate principal amount of its 13 5/8% senior subordinated discount notes due 2005.  POAMI previously deferred payment of such semi-annual interest payment.

Item 7.  Financial Statements and Exhibits.

(c) Exhibits:

Exhibit 10.1

Agreement to extend credit facility standstill, dated July 26, 2004, among Protection One, Inc., Protection One Alarm Monitoring, Inc., Network Multi-Family Security Corporation, POI Acquisition, L.L.C. and Quadrangle Master Funding Ltd.

Exhibit 10.2	Agreement to extend equity standstill, dated July 26, 2004, between Protection One, Inc. and POI Acquisition I, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROTECTION ONE, INC.

Date: August 2, 2004	By:	/s/ Darius G. Nevin
Name: Darius G. Nevin
Title: Executive Vice President and Chief Financial Officer

PROTECTION ONE ALARM MONITORING, INC.

Date: August 2, 2004	By:	/s/ Darius G. Nevin
Name: Darius G. Nevin
Title: Executive Vice President and Chief Financial Officer